As filed with the Securities and Exchange Commission on March 22, 2013

Registration No. 333-184952

Registration No. 333-168767

Registration No. 333-153842

Registration No. 333-139554

Registration No. 333-85394

Registration No. 333-22661

Registration No. 33-90412

Registration No. 33-74152

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-184952

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-168767

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-153842

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-139554

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-85394

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-22661

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 33-90412

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 33-74152

BIOCLINICA, INC.

(Exact name of registrant as specified in its charter)

Delaware	11-2872047
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

826 Newtown-Yardley Road
Newtown, Pennsylvania 18940-1721
(267) 757-3000
(Address and telephone number, including area code, of principal executive offices)

2010 Stock Incentive Plan
2002 Stock Incentive Plan
1991 Stock Option Plan
Employees’ Savings Plan

(Full title of the plans)

Mark L. Weinstein
President and Chief Executive Officer
BioClinica, Inc.
826 Newtown-Yardley Road
Newtown, Pennsylvania 18940-1721
(267) 757-3000
(Name, address, and telephone number, including area code, of agent for service)

With a copy to:

Robert B. Pincus, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

One Rodney Square

P.O. Box 636

Wilmington, DE 19899-0636

(302) 651-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated		Non-accelerated filer ☐	Smaller
filer ☐	Accelerated filer ☐	(Do not check if a smaller reporting company)	reporting company ☒

DEREGISTRATION OF SHARES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of BioClinica, Inc. (the “Registrant”):

File No. 333-184952, pertaining to the registration of 500,000 shares of the Registrant’s common stock, $0.00025 par value per share (“Common Stock”), issuable under the Registrant’s 2010 Stock Incentive Plan, which was filed with the Securities and Exchange Commission (the “SEC”) on November 15, 2012;

File No. 333-168767, pertaining to the registration of 1,371,616 shares of Common Stock, issuable under the Registrant’s 2010 Stock Incentive Plan, which was filed with the SEC on August 11, 2010;

File No. 333-153842, pertaining to the registration of 1,000,000 shares of Common Stock, issuable under the Registrant’s 2002 Stock Incentive Plan, as amended and restated, which was filed with the SEC on October 3, 2008;

File No. 333-139554, pertaining to the registration of 750,000 shares of Common Stock, issuable under the Registrant’s 2002 Stock Incentive Plan, as amended and restated , which was filed with the SEC on December 21, 2006;

File No. 333-85394, pertaining to the registration of 950,000 shares of Common Stock, issuable under the Registrant’s 2002 Stock Incentive Plan, which was filed with the SEC on April 2, 2002;

File No. 333-22661, pertaining to the registration of 600,000 shares of Common Stock, issuable under the Registrant’s 1991 Stock Option Plan, as amended, which was filed with the SEC on March 3, 1997;

File No. 33-90412, pertaining to the registration of 918,000 shares of Common Stock, issuable under the Registrant’s 1991 Stock Option Plan and Employees’ Savings Plan, which was filed with the SEC on March 17, 1995; and

File No. 33-74152, pertaining to the registration of 1,200,000 shares of Common Stock, issuable under the Registrant’s 1991 Stock Option Plan, which was filed with the SEC on January 18, 1994.

On March 13, 2013, pursuant to the terms of the Agreement and Plan of Merger, dated January 29, 2013, by and among the Registrant, BioCore Holdings, Inc., a Delaware corporation (“Parent”), and BC Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”) with the Registrant surviving as a wholly-owned subsidiary of Parent.  As a result of the Merger, the Registrant’s common stockholders became entitled to receive $7.25 for each share of Common Stock held by such stockholders immediately before the effectiveness of the Merger.

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statements.  In accordance with undertakings made by the Registrant to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statements that remain unsold at the termination of such offering, the Registrant hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the effective time of the Merger, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Newtown, in the State of Pennsylvania, on the 22nd day of March, 2013.

BIOCLINICA, INC.

By:	/s/ Mark L. Weinstein
Mark L. Weinstein
President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments to the Registration Statements on Form S-8 have been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark L. Weinstein
Mark L. Weinstein	President, Chief Executive Officer and Director	March 22, 2013
(Principal Executive Officer)
/s/ Ted I. Kaminer
Ted I. Kaminer	Chief Financial Officer	March 22, 2013
(Principal Financial and Accounting Officer)
/s/ Paul S. Levy
Paul S. Levy	Director	March 22, 2013

/s/ Michel Lagarde
Michel Lagarde	Director	March 22, 2013

/s/ Daniel Agroskin
Daniel Agroskin	Director	March 22, 2013

/s/ Andrew Goldfarb
Andrew Goldfarb	Director	March 22, 2013

/s/ Richard Charpie
Richard Charpie	Director	March 22, 2013